EXHIBIT 10X

FIFTH AMENDMENT TO

REVOLVING CREDIT AND

SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this ‘Fifth Amendment’) executed and delivered as of August 3, 2007 by and between WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”), and among AUTOINFO, INC, a Delaware corporation, SUNTECK TRANSPORT CO., INC., a Florida corporation and SUNTECK TRANSPORT CARRIERS, INC. F/K/A SUNTECK TRANSPORT & LOGISTICS, INC., a Florida corporation (collectively, the “Borrower”).

RECITALS:

A.            On May 23, 2003, Borrower and Bank executed and delivered that certain Revolving Credit and Security Agreement (the “Credit Agreement”) under the terms of which Bank provided a line of credit to Borrower in the amount of $l,500,000.

B.             On June 29, 2004 Borrower and Bank, executed and delivered that certain First Amendment to Revolving Credit and Security Agreement (the “First Amendment”) which increased the Maximum Loan Amount to $2,500,000, extended the facility and amended certain other terms of the Credit Agreement

C.             On July 3, 2005, Borrower and Bank, executed and delivered that certain Second Amendment to Revolving Credit and Security Agreement (the “Second Amendment”) which modified the reporting requirements and amended certain other terms of the Credit Agreement as amended by the First Amendment.

D.            On September 23, 2006, Borrower and Bank, executed and delivered that certain Third Amendment to Revolving Credit and Security Agreement (the “Third Amendment”) which increased the Maximum Loan Amount to $4,000,000 and extended the facility and terms of the Credit Agreement as amended by the First Amendment and further amended by the Second Amendment.

E.             On April 25, 2007, Borrower and Bank, executed and delivered that certain Fourth Amendment to Revolving Credit and Security Agreement (the “Fourth Amendment”) which added certain standby letters of credit terms to the Credit Agreement as amended by the First Amendment and further amended by the Second Amendment and further amended by the Third Amendment.

F.             The parties desire to make certain changes to the tents of the Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as described herein.

NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the Bank and the Borrower hereby agree as follows:

1.             Definitions. All capitalized terms used herein shall havethe same meanings as used in the Credit Agreement, unless otherwise defined in this Fifth Amendment and the rules of construction set forth in the Credit Agreement shall apply to this Fifth Amendment. Any reference herein to the Credit Agreement shall mean the Credit Agreement as amended by the

First Amendment, the Second Amendment, theThird Amendment, the FourthAmendment, and this Fifth Amendment.

2.	Amendments.

(A)	Borrower. The definition of Borrower as noted in the first sentence of the first paragraph of the Credit Agreement is hereby amended and restated to read as follows;

“AUTOINFO, INC., a Delaware corporation, SUNTECK TRANSPORT CO., INC., a Florida corporation and SUNTECK TRANSPORT CARRIERS, INC. F/K/A SUNTECK TRANSPORT & LOGISTICS, INC., a Florida corporation (collectively, the “Borrower”),”

(B)	Maximum Loan Amount. The definition of Maximum Loan Amount in Exhibit Ito the Credit Agreement is hereby amended and restated to read as follows:

“Maximum Loan Amount” means Nine Million Dollars ($9,000,000).”

(C)	Termination Date. The definition of Termination Date in Exhibit 1 to the Credit Agreement is hereby amended and restated to read as follows:

“Termination Date” means June 30, 2009 (unless extended in writing by Bank).”

(D)	Borrowing Base. The definition of Borrowing Base in Exhibit 1 to the Credit Agreement is hereby amended and restated to read as follows:

“Borrowing Ease” means at any time the sum of (i) up to eighty percent (80%) of the total amount of Eligible Accounts, plus (ii) eighty percent (80%) of Unbilled Deliveries, less the amount of any Reserves required by Bank.”

(E)	Unbilled Deliveries. The definition of Unbilled Deliveries shall be added in Exhibit 1 to the Credit Agreement to read as follows:

    “Unbilled Deliveries” means services that are provided to customers that are completed but unbilled as of month end.”

(F)	Eligible Accounts. The definition of Eligible Accounts in Exhibit 1 to the Credit Agreement is hereby amended and restated to read as follows;

  “Eligible Account” means all Accounts evidenced by an invoice (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges or included in the invoiced amount) created or acquired by Borrower arising from the sale of Inventory and/or the provision of certain services in Borrowers ordinary course of business (as approved by Bank) in which Bank has a first priority, perfected security interest (subject only to Permitted Liens), but excluding (a) Accounts outstanding for longer than sixty (60) days from the date of original invoice; (b) all Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder; (c) Accounts owing from any Affiliate of Borrower; (d) Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor; (e) Accounts which are in dispute or subject to any counterclaim, contra-account or offset; (f) Accounts owing by any Account Debtor which is not Solvent; (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage; (h) Accounts owed by an Account Debtor located outside of the continental United States of America, except for Accounts owed by an Account Debtor located in any province or territory of Canada, unless in Bank’s sole and absolute discretion, such Account is supported by a letter of credit or credit insurance assigned to Bank and which is issued by a financial institution and in an amount which is acceptable to Bank in its sole and absolute discretion; (1) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision unless Borrower shall have complied with all applicable federal and state assignment of claims laws, provided that Accounts of the Army Air Force Exchange Services (AAFES) shall be eligible; (j) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale; (k) Accounts for which the total amounts owed thereunder by an Account Debtor (together with its Affiliates) exceeds a credit limit established by Bank in its sole and absolute discretion (to the extent of such excess); (I) Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment; (m) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed ten percent (10%) of the total Accounts of Borrower (twenty percent (20%) with respect to Megasys, Inc., unless a higher concentration limit is approved by Bank in its sole and absolute discretion) (to the extent of such excess); (xi) Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrowers creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights; (o) Accounts of the type described in Exhibit 1. lB (if any) and any and alt other Accounts the validity collectibility, or amount of which is determined in good faith by Borrower or Bank to be doubtful; (p) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed; (q) Accounts owed by an Account Debtor who disputes the liability therefor, (r) Accounts owed by an Account Debtor that shall be the subject of any proceeding of the type described in Section 8.1(e) or (f); and (s) any Account to the extent such account debtor has an obligation to the Borrower under a promissory note or other contract which represents a converted prior Account due from such account debtor to Borrower, or (t) any other any other Account which Bank otherwise in its sole and absolute discretion deems to be ineligible. No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default. Bank may determine, on a daily basis, whether any Account constitutes an Eligible Account, and if an Eligible Account subsequently becomes ineligible its ineligibility shall be immediate.”

(G)	Borrowing Base Certificate. Section 5.6(a) of the Credit Agreement is hereby amended and restated to read as follows:

“(a) Periodic Borrowing Base Information. Within twenty(20) days of the end of each month (or more frequently if required by Bank), a completed Borrowing Base Certificate in such form as Bank shall require (a “Borrowing Base Certificate’). Each Borrowing Base Certificate shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents. Bank shall accept the following form of Borrowing Base Certificate until it notices Borrower otherwise: (a) for months which do not end on a calendar quarter end, Borrower shall deliver to Bank a Borrowing Base Certificate in the form of the attached Exhibit “A”, which includes an accounts receivable aging and inventory report and complete the Borrowing Base Certificate using the following calculation: total of all Eligible Accounts plus Unbilled Deliveries multiplied by 80%, less amount of any Reserves required by Bank, and (b) for months ending on calendar quarter ends, Borrower shall deliver to Bank a Borrowing Base Certificate in the form of the attached Exhibit “B”, which includes (i) an accounts receivable report in a form approved by the Bank (an “Accounts Receivable Report’) which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, a detailing of all credits due such Account Debtor by Borrower stated in the number of days which have elapsed since the date each such credit was issued by Borrower, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (ii) a report reconciling (x) the Accounts of Borrower as set forth on the Accounts Receivable Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts set forth in the financial statements delivered to Bank pursuant to Section 5.6(b) (which shall be based upon Borrowers general ledger).”

(H)	Unbilled Deliveries Report. A new subsection (i) shall be added to Section 5.6 of the Credit Agreement titled “Financial Information” and shall read as follows:

“(i) Unbilled Deliveries Report. Within twenty (20) days of the end of each month (or more frequently if required by Bank, Borrower shall deliver to Bank an Unbilled Deliveries Report (using the definition for Unbilled Deliveries set forth in Exhibit 1) in reasonable detail and in form acceptable to Bank.”

(I)	Standby Letters of Credit. The tint sentence of Section 2.10(a) of the Credit Agreement is hereby amended and restated to read as follows:

“At its discretion, Bank may from time to time issue, extend or renew standby letters of credit for the account of Borrower or its Subsidiaries up to a maximum aggregate amount of $1,000,000.”

3.              Effectiveness. The effectiveness of this Fifth Amendment shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 3:

a.	Delivery of Documents. The Bank shall have received counterparts of the following documents executed by the Borrower and dated as of the date hereof:

(i)	this Fifth Amendment;
(ii)	that certain Fourth Renewal Revolving Promissory Note dated of even date herewith; and
(iii)	such documents, certificates, affidavits and acknowledgments as may be reasonably required by the. Bank to consummate the transaction contemplated by this Fifth Amendment.

b.

Other Conditions Precedent. Borrower shall pay all of Banks reasonable attorneys’ fees and costs incurred in connection with the transaction contemplated by this Fifth Amendment. Borrower shall pay to Bank that certain commitment fee in the amount of $12,500.00.

4.             No Event of Default/ Representations and Warranties. The Borrower certifies to the Bank that Borrower has kept, observed, performed and fulfilled each and every covenant, provision and condition of the Credit Agreement and each other Loan Document to which Borrower is a party on its part to be performed and that no Event of Default has occurred with respect to Borrower under the Credit Agreement or any other Loan Document to which Borrower is a party. The Borrower further certifies to Bank that, both immediately before and after giving effect to this Fifth Amendment, the representations and warranties set forth in Article 4 of the Credit Agreement with respect to the Borrower, are me and correct in all material respects on and as of the date of this Fifth Amendment.

5.             Credit Agreement Confirmed. This Fifth Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect.

6.	Miscellaneous.

a.              Invalidity. In the event that any one or more of the provisions contained in this Fifth Amendment shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Fifth Amendment.

b.             Counterpart. This Fifth Amendment may be executed in several counterparts, and itshall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

c.              Reference. From and after the effective date hereof, all references to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended by this Fifth Amendment.

d.             Governing Law. This Fifth Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first above written.

“BANK”

Wachovia Bank, National Association

By: /s/Robin B. Henderson

Name:	Robin B. Henderson
Title:	Senior Vice President

“BORROWER”

AutoInfo, Inc.

By: /s/Harry M. Wachtel

Name:	Harry M. Wachtel
Title:	President

Sunteck Transport Co., Inc.

By: /s/ Harry M. Wachtel

Name:	Harry M. Wachtel
Title:	President

Sunteck Transport Carriers, Inc.

f/k/a Sunteck Transport & Logistics, Inc.

By: /s/ Harry M. Wachtel

Name:	Harry M. Wachtel
Title:	President